EXHIBIT 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV Completes Acquisition of Four Stations from Emmis
PROVIDENCE, RHODE ISLAND, December 2, 2005 — LIN TV Corp. (NYSE:TVL) today announced that on November 30, 2005 it completed its previously announced purchase from Emmis Communications Corp. (NASDAQ: EMMS) of WALA-TV (Ch. 10, Fox affiliate) in Mobile, Alabama/Pensacola, Florida.; WTHI-TV (Ch. 10, CBS affiliate) in Terre Haute, Indiana; WLUK-TV (Ch. 11, Fox affiliate) in Green Bay, Wisconsin; and KRQE-TV (Ch. 13, CBS affiliate) in Albuquerque, New Mexico, plus regional satellite stations. The sale price for these four stations was $257.0 million.
The parties have agreed that an additional payment of $3.0 million will be transferred to Emmis upon the completion of the sale of a fifth station, WBPG-TV (Ch. 55, WB affiliate) in Mobile, Alabama /Pensacola, Florida, upon receipt of FCC license renewal by that station, which is still pending. Until FCC license renewal is obtained, WBPG-TV will be operated by LIN TV under a Local Programming and Marketing Agreement between the parties, which began on November 30, 2005. The acquisition was funded with proceeds from LIN’s credit facility.
About LIN TV
LIN TV Corp. is an owner and operator of 29 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including statements regarding the future acquisition of WBPG-TV and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in LIN TV Corp.’s and LIN Television Corporation’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, neither LIN TV Corp. nor LIN Television Corporation undertakes an obligation to update these statements for revision or changes after the date of this release.
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